EXHIBIT 10.2

                     [SPURLOCK INDUSTRIES, INC. LETTERHEAD]







March 4, 1998

To:      Kirk Passopulo

From:    Phil Sumpter

Dear Kirk,

The purpose of this memorandum is to document our agreement relative to severance compensation should the company decide to terminate your employment. This arrangement is in recognition of twenty four years of service with Spurlock Adhesives in a number of responsible positions and for your willingness to make a transition from a plant operations environment into a corporate role.

If the company chooses to end your employment you will be entitled to salary and benefits continuation, at your current rate of compensation, for a period of twelve months from the date of termination. The use of a company vehicle will end coincident with your date of termination.

Regards,

/s/ Phillip S. Sumpter

Chairman & CEO